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                                                                  Exhibit 3.5(a)

                           ARTICLES OF INCORPORATION
                                       OF
                             TENNESSEE MINING, INC.

     The undersigned incorporator executes these Articles of Incorporation for the purpose of forming and hereby forms a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions:

                                   ARTICLE I

     The name of the corporation is Tennessee Mining, Inc.

                                   ARTICLE II

     The number of shares the corporation is authorized to issue is 1,000 shares of common stock, no par value per share.

                                  ARTICLE III

     The street address of the corporation's initial registered office is 2800 Citizens Plaza, Louisville, Kentucky 40202. The name of the corporation's initial registered agent at that office is WT&C Corporation Services, Inc.

                                  ARTICLE IV

     The mailing address of the corporation's principal office is 1500 North Big Run Road, Ashland, Kentucky 41102.

                                   ARTICLE V

     The mailing address of the incorporator is Kevin J. Hable, 2800 Citizens Plaza, Louisville, Kentucky 40202.

                                  ARTICLE VI

     No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duties as a director except to the extent that the applicable law from time to time in effect shall provide that such liability may not be eliminated or limited. Neither the amendment not repeal of this Article shall affect the liability of any director of the corporation with respect to any act or failure to act which occurred prior to such amendment or repeal.

     This Article VI is not intended to eliminate any protection to be taken at a shareholders' meeting may be taken without prior notice (except as otherwise provided by law) if the action is taken
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by shareholders representing less than 80% (or such higher percentage as may be required by law) of the votes entitled to be cast. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous consent shall be given to those shareholders entitled to vote on the action who have not consented in writing.

     Dated this 7/th/ day of March, 1996.

                                        /s/ Kevin Hable
                                        -------------------------------------
                                        Kevin J. Hable, Incorporator

This Instrument Prepared by:

/s/ Kevin Hable
------------------------------
Kevin J. Hable
WYATT, TARRANT & COMBS
2800 Citizens Plaza
Louisville, Kentucky 40202
(502) 562-7232